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                                                              EXHIBIT 23.1

INDEPENDENT AUDITORS' CONSENT

     We consent to the reference to our firm under the caption "Experts" and to the incorporation by reference in this Registration Statement of Hearst-Argyle Television, Inc. and in the related Prospectus of our report dated February 12, 1997, except for the second paragraph of Note 11, as to which the date is March 26, 1997, with respect to the consolidated financial statements and schedule of Argyle Television, Inc. for the year ended December 31, 1996 included in the Annual Report (Form 10-K) of Hearst-Argyle Television, Inc. for the year ended December 31, 1997.

ERNST & YOUNG LLP

San Antonio, Texas
August 7, 1998